Exhibit 99

FOR IMMEDIATE RELEASE

December 20, 2011

Cintas Corporation Announces Fiscal 2012 Second Quarter Results

CINCINNATI, December 20, 2011 — Cintas Corporation (Nasdaq:CTAS) today reported results for its second quarter ended November 30, 2011.  Revenue was a record $1.019 billion, representing an 8.8% increase compared to last year’s second quarter.  Organic growth, which adjusts for the impact of acquisitions, was 7.0%.

The Company’s second quarter operating income of $132.7 million was a 29.6% improvement as compared to last year’s second quarter.  This is the fourth consecutive quarter that operating income grew in excess of 25% over the comparable prior year quarter.  Net income increased 33.1% to $74.4 million as compared to $55.9 million in last year’s second quarter.  Earnings per diluted share for the second quarter were $0.57, a 50.0% increase over the $0.38 earnings per diluted share reported in last year’s second quarter.

Scott D. Farmer, Chief Executive Officer, stated, “Revenue momentum continued throughout this quarter in our Rental Uniforms and Ancillary Products operating segment as well as in our First Aid, Safety and Fire Protection Services operating segment.  Unfortunately, our Document Management Services operating segment lost some momentum this quarter due to a steep decline in recycled paper prices and the difficult European economic environment.”

Mr. Farmer added, “Our talented team of employees, who we call partners, continued to execute our plan of selling profitable business, managing our cost structure and improving efficiencies through process improvement.  This execution led to an operating margin of 13.0%, an impressive improvement over last year’s second quarter operating margin of 10.9% and this year’s first quarter operating margin of 12.6%.”

The effective tax rate for the second quarter of fiscal 2012 was 35.5%, which reflected the resolution of certain tax audits.  Last year’s second quarter effective tax rate was 38.3%.  We expect the effective tax rate for the entire 2012 fiscal year to be approximately 37.0%, as compared to 37.1% for the entire 2011 fiscal year.

Mr. Farmer concluded, “We entered our second fiscal quarter with a fair amount of uncertainty about the U.S. economy.  Clearly, we are pleased that our business remained strong throughout the quarter.  While we remain cautious about the U.S. economic picture, we have more confidence about our ability to execute in this less than robust environment.  As a result, we are updating our fiscal 2012 guidance with revenue in the range of $4.075 billion to $4.125 billion and earnings per diluted share in the range of $2.16 to $2.20.  This guidance assumes no deterioration in the current U.S. economy and that energy related costs and recycled paper prices remain at levels experienced at the end of our second quarter.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types primarily throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 900,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, disruptions caused by the inaccessibility of computer systems data, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, the amount and timing of repurchases of our common stock, if any, changes in federal and state tax and labor laws, the reactions of competitors in terms of price and service and the finalization of our financial statements for the quarter ended November 30, 2011.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2011 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Sr. Vice President-Finance and Chief Financial Officer – 513-573-4211

J. Michael Hansen, Vice President and Treasurer – 513-701-2079

Cintas Corporation

Consolidated Condensed Statements of Income

(Unaudited)

(In thousands except per share data)

	Three Months Ended
	November 30, 2011	November 30, 2010	% Chng.

Revenue:
Rental uniforms and ancillary products	$722,789	$657,847	9.9
Other services	296,337	278,719	6.3
Total revenue	$1,019,126	$936,566	8.8

Costs and expenses:
Cost of rental uniforms and ancillary products	$410,247	$377,471	8.7
Cost of other services	179,082	168,447	6.3
Selling and administrative expenses	297,112	288,304	3.1

Operating income	$132,685	$102,344	29.6

Interest income	$(403)	$(394)	2.3
Interest expense	17,728	12,161	45.8

Income before income taxes	$115,360	$90,577	27.4
Income taxes	41,010	34,711	18.1
Net income	$74,350	$55,866	33.1

Per share data:
Basic earnings per share	$0.57	$0.38	50.0
Diluted earnings per share	$0.57	$0.38	50.0

Weighted average number of shares outstanding	129,727	145,511
Diluted average number of shares outstanding	129,740	145,511

	Six Months Ended
	November 30, 2011	November 30, 2010	% Chng.

Revenue:
Rental uniforms and ancillary products	$1,442,212	$1,315,411	9.6
Other services	594,094	545,059	9.0
Total revenue	$2,036,306	$1,860,470	9.5

Costs and expenses:
Cost of rental uniforms and ancillary products	$813,653	$748,986	8.6
Cost of other services	353,816	327,165	8.1
Selling and administrative expenses	607,578	581,729	4.4

Operating income	$261,259	$202,590	29.0

Interest income	$(768)	$(972)	-21.0
Interest expense	35,062	24,435	43.5

Income before income taxes	$226,965	$179,127	26.7
Income taxes	83,977	61,984	35.5
Net income	$142,988	$117,143	22.1

Per share data:
Basic earnings per share	$1.09	$0.78	39.7
Diluted earnings per share	$1.09	$0.78	39.7

Weighted average number of shares outstanding	130,522	148,856
Diluted average number of shares outstanding	130,543	148,856

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended
	November 30, 2011	November 30, 2010
Rental uniforms and ancillary products gross margin	43.2%	42.6%
Other services gross margin	39.6%	39.6%
Total gross margin	42.2%	41.7%
Net margin	7.3%	6.0%

Depreciation and amortization	$48,516	$47,954
Capital expenditures	$35,411	$39,934

	Six Months Ended
	November 30, 2011	November 30, 2010
Rental uniforms and ancillary products gross margin	43.6%	43.1%
Other services gross margin	40.4%	40.0%
Total gross margin	42.7%	42.2%
Net margin	7.0%	6.3%

Depreciation and amortization	$97,026	$95,745
Capital expenditures	$79,832	$88,134

Debt / EBITDA	2.0	1.5

Computation of Free Cash Flow

	Six Months Ended
	November 30, 2011	November 30, 2010

Net Cash Provided by Operations	$175,958	$109,229

Capital Expenditures	$(79,832)	$(88,134)

Free Cash Flow	$96,126	$21,095

Note: Management uses free cash flow to assess the financial performance of the Company.  Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended November 30, 2011
Revenue	$722,789	$111,946	$101,687	$82,704	$—	$1,019,126
Gross margin	$312,542	$33,127	$43,800	$40,328	$—	$429,797
Selling and administrative expenses	$208,065	$19,885	$34,838	$34,324	$—	$297,112
Interest income	$—	$—	$—	$—	$(403)	$(403)
Interest expense	$—	$—	$—	$—	$17,728	$17,728
Income (loss) before income taxes	$104,477	$13,242	$8,962	$6,004	$(17,325)	$115,360

For the three months ended November 30, 2010
Revenue	$657,847	$108,789	$93,315	$76,615	$—	$936,566
Gross margin	$280,376	$32,542	$38,337	$39,393	$—	$390,648
Selling and administrative expenses	$202,264	$19,263	$33,230	$33,547	$—	$288,304
Interest income	$—	$—	$—	$—	$(394)	$(394)
Interest expense	$—	$—	$—	$—	$12,161	$12,161
Income (loss) before income taxes	$78,112	$13,279	$5,107	$5,846	$(11,767)	$90,577

For the six months ended November 30, 2011
Revenue	$1,442,212	$213,648	$205,430	$175,016	$—	$2,036,306
Gross margin	$628,559	$62,235	$88,587	$89,456	$—	$868,837
Selling and administrative expenses	$424,664	$40,586	$71,242	$71,086	$—	$607,578
Interest income	$—	$—	$—	$—	$(768)	$(768)
Interest expense	$—	$—	$—	$—	$35,062	$35,062
Income (loss) before income taxes	$203,895	$21,649	$17,345	$18,370	$(34,294)	$226,965
Assets	$2,570,095	$390,475	$364,461	$552,676	$337,605	$4,215,312

For the six months ended November 30, 2010
Revenue	$1,315,411	$207,569	$186,849	$150,641	$—	$1,860,470
Gross margin	$566,425	$62,502	$76,590	$78,802	$—	$784,319
Selling and administrative expenses	$410,095	$39,376	$67,705	$64,553	$—	$581,729
Interest income	$—	$—	$—	$—	$(972)	$(972)
Interest expense	$—	$—	$—	$—	$24,435	$24,435
Income (loss) before income taxes	$156,330	$23,126	$8,885	$14,249	$(23,463)	$179,127
Assets	$2,434,313	$262,810	$360,908	$585,687	$284,577	$3,928,295

Cintas Corporation

Consolidated Balance Sheets

(In thousands except share data)

	November 30, 2011	May 31, 2011
	(Unaudited)
ASSETS

Current assets:
Cash & cash equivalents	$207,772	$438,106
Marketable securities	129,833	87,220
Accounts receivable, net	447,350	429,131
Inventories, net	287,950	249,658
Uniforms and other rental items in service	422,013	393,826
Income taxes, current	12,575	33,542
Deferred tax asset	56,007	45,813
Prepaid expenses and other	28,368	23,481
Total current assets	1,591,868	1,700,777

Property and equipment, at cost, net	938,664	946,218

Goodwill	1,483,635	1,487,882
Service contracts, net	86,661	102,312
Other assets, net	114,484	114,751

	$4,215,312	$4,351,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$111,136	$110,279
Accrued compensation and related liabilities	64,372	79,834
Accrued liabilities	318,961	242,691
Long-term debt due within one year	225,732	1,335
Total current liabilities	720,201	434,139

Long-term liabilities:
Long-term debt due after one year	1,059,490	1,284,790
Deferred income taxes	194,432	196,321
Accrued liabilities	138,570	134,041
Total long-term liabilities	1,392,492	1,615,152

Shareholders’ equity:
Preferred stock, no par value:	—	—
100,000 shares authorized, none outstanding
Common stock, no par value:	144,842	135,401
425,000,000 shares authorized
FY12: 173,642,348 issued and 129,732,048 outstanding
FY11: 173,346,180 issued and 137,583,884 outstanding
Paid-in capital	96,674	95,732
Retained earnings	3,327,111	3,255,256
Treasury stock:
FY12: 43,910,300 shares
FY11: 35,762,296 shares	(1,505,229)	(1,242,547)
Other accumulated comprehensive income (loss):
Foreign currency translation	49,668	70,214
Unrealized loss on derivatives	(11,391)	(12,326)
Other	944	919
Total shareholders’ equity	2,102,619	2,302,649

	$4,215,312	$4,351,940

Cintas Corporation

Consolidated Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended
	November 30, 2011	November 30, 2010

Cash flows from operating activities:

Net income	$142,988	$117,143

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	76,922	74,563
Amortization of deferred charges	20,104	21,182
Stock-based compensation	9,756	5,799
Deferred income taxes	(11,767)	(6,277)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(20,850)	(27,774)
Inventories, net	(39,268)	(38,838)
Uniforms and other rental items in service	(29,630)	(30,639)
Prepaid expenses and other	(5,128)	(4,526)
Accounts payable	1,843	19,765
Accrued compensation and related liabilities	(15,314)	(13,458)
Accrued liabilities	26,306	(10,066)
Income taxes payable	19,996	2,355

Net cash provided by operating activities	175,958	109,229

Cash flows from investing activities:

Capital expenditures	(79,832)	(88,134)
Proceeds from redemption of marketable securities	140,162	135,283
Purchase of marketable securities and investments	(193,527)	(12,472)
Acquisitions of businesses, net of cash acquired	(14,551)	(88,799)
Other	5,772	(6,858)

Net cash used in investing activities	(141,976)	(60,980)

Cash flows from financing activities:

Proceeds from issuance of debt	—	1,781
Repayment of debt	(903)	(794)
Exercise of stock-based compensation awards	78	—
Repurchase of common stock	(262,682)	(203,207)
Other	1,454	1,699

Net cash used in financing activities	(262,053)	(200,521)

Effect of exchange rate changes on cash and cash equivalents	(2,263)	1,944

Net decrease in cash and cash equivalents	(230,334)	(150,328)

Cash and cash equivalents at beginning of period	438,106	411,281

Cash and cash equivalents at end of period	$207,772	$260,953